                                                                Exhibit 99.1

deCODE genetics Announces Full-year 2005 Financial Results

Advancing the development of new drugs for heart attack, peripheral artery disease, asthma and pain; Executing on strategy to capture maximum value from focused investment in R&D

Reykjavik, ICELAND, March 6, 2006 — deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the year ended December 31, 2005. A conference call to discuss the year’s results and recent operating highlights will be webcast live tomorrow, Tuesday, March 7, at 8:00am EST/1:00 pm GMT (details below).

Revenue for the year ended December 31, 2005 was $44.0 million, versus $42.1 million for the full year 2004. At December 31, 2005, the company had $12.3 million in deferred revenue, which will be recognized over future reporting periods.

Net loss for the year ended December 31, 2005 was $62.8 million, compared to $57.3 million for the full year 2004. The principal factor in this increase is higher research and development expense related to clinical trials and preclinical development work for the company’s lead drug development programs. Basic and diluted net loss per share was $1.17 for the full year 2005, compared to $1.07 for the full year 2004. At the close of 2005, the company had approximately 54.7 million shares outstanding.

At December 31, 2005, the company had $155.6 million in cash and investments, compared to $198.3 million, including $6.0 million in restricted cash, at December 31, 2004.

Research and development expense for proprietary programs was $43.7 million for the full year 2005, compared to $24.9 million for the full year 2004. This increase is the result principally of costs associated with the conduct of clinical trials and preclinical work in heart attack, peripheral artery disease (PAD), and pain, as well as a portion of the costs relating to the Phase II clinical trial in asthma deCODE is conducting under a drug development alliance with a third party.

Selling, general and administrative expenses for the full year 2005 were $20.1 million, compared to $20.2 million for 2004.

“deCODE is developing new drugs for some of the biggest indications in medicine. Building on the work of the past year, we are now preparing to begin the Phase III trial for DG031 for the prevention of heart attack, are concluding our Phase II trial in asthma, and have just announced encouraging results from our Phase I program for DG041 in peripheral artery disease. We are also making swift progress in our preclinical work on a follow-on compound for the prevention of heart attack and in an exciting program in pain. Hence by the end of this year we expect to have five compounds in clinical trials, compounds with a medical and market potential which I believe set us apart from virtually every other company of our size,” said Kari Stefansson, CEO of deCODE.

“The success of our strategy is founded upon our leadership in human genetics and the exceptional quality of the chemistry and downstream development teams that are turning our discoveries into deCODE drugs. Our financial results demonstrate that we are generating significant value from the investment in our programs, with an operating structure that has enabled us to channel a growing proportion of our financial resources into our drug development effort. We are accelerating value creation through our drug development pipeline and are committed to capturing that value for our shareholders,” said Kari Stefansson, CEO of deCODE.

Fourth quarter 2005 results
Revenue for the quarter ended December 31, 2005 was $9.8 million, compared to $11.2 million for the same period a year ago. Net loss for the fourth quarter 2005 was $21.1 million, compared to $19.4 million for the fourth quarter 2004. This increase was the result principally of the increase in research and development expense associated with the advancement of the company’s drug development programs. Research and development expense for proprietary programs increased to $13.7 million for the fourth quarter 2005 from $8.7 million for the same period in 2004. For the fourth quarter 2005, selling, general and administrative expenses were $6.4 million versus $6.0 million for the 2004 period.

Company highlights over the past year include:

Drug Discovery and Development

•                  Heart attack: DG031. deCODE is currently preparing to commence a Phase III outcome trial for DG031, the company’s lead developmental compound for the prevention of heart attack. The trial is being designed under a Special Protocol Assessment with the US Food and Drug Administration (FDA). deCODE plans to focus the multicenter study on African Americans heart patients who carry the HapK variant of the gene encoding the leukotriene A4 hydrolase (LTA4H). deCODE published its discovery of the link between HapK and increased risk of heart attack in November. African Americans with the HapK variant are at a more than a two and a half times greater risk of heart attack than are controls. HapK, like the at-risk variants of FLAP, the target of DG031, appears to confer increased risk of the disease by increasing the production of leukotriene B4 (LTB4). LTB4 is a potent driver of inflammation produced in atherosclerotic plaques. In Phase II trials completed last year, DG031 was shown to be well tolerated at all doses tested and to reduce the production of LTB4 in a dose-dependent manner. By focusing the Phase III trial on those at highest risk through the pathway targeted by DG031, deCODE believes it can conduct a small and highly sensitive trial with the highest possible likelihood of success. deCODE plans to commence this trial in the second quarter of 2006.

•                  Heart attack: DG051. We are conducting advanced preclinical work on an inhibitor of the LTA4H as a follow-on compound for the prevention of heart attack. In our preclinical studies this compound, DG051, has been shown be a potent inhibitor of LTA4H, is orally bioavailable and should allow for once-a-day oral dosing, and appears to have minimal potential for drug-drug interaction. We expect to file an IND for DG051 by mid-year 2006.

•                  PAD: DG041. In February this year we concluded the Phase I clinical program for DG041, our compound for the treatment of peripheral artery disease (PAD). DG041 is a novel, first-in-class, orally-administered small molecule inhibitor of the EP3 receptor for prostaglandins E2 (PGE2), developed entirely through deCODE’s drug discovery capabilities. deCODE identified EP3 as a target in PAD through its population genetics research, which linked variants in the gene encoding EP3 to increased risk of the disease. Nearly 200 healthy subjects were exposed to DG041 in the Phase I program, at doses up to 1600mg/day for seven days. The results of these studies showed DG041 to be well-tolerated, without any drug-related serious adverse events noted, and demonstrated that DG041 effectively inhibits platelet aggregation in a dose-dependent manner without increasing bleeding time. We expect to begin a Phase II clinical trial in the first half of 2006.

•                  Asthma. We are conducting a Phase II clinical trial in asthma under a drug development alliance with another company. The compound, developed by this third party originally for a different indication, is an inhibitor of the MAP3K9 kinase, the product of a gene deCODE has linked to risk of asthma. The study is examining safety and tolerability, as well as improvement in lung function and reduction in airway inflammation. deCODE expects this trial to conclude in the first quarter of 2006.

•                  Pain: DG061. The recent identification of increased cardiovascular risk associated with selective COX-2 inhibitors and other non-selective anti-inflammatory drugs (NSAIDs) has created an urgent need for new, non-opiate based drugs for treating acute and chronic pain. Exploiting its drug discovery work on inhibitors of the EP3 receptor for prostaglandins E2, deCODE is bringing forward a lead preclinical candidate, DG061, to meet this need. Preclinical studies of DG061 demonstrate that it is orally active and efficacious in an animal model for pain. Moreover, by targeting EP3 it may be possible to avert the risk of cardiovascular events and gastric ulceration that accompany the long-term use of selective COX -2 inhibitors and other NSAIDs. deCODE expects to file an IND on DG061 in 2006.

Target Discovery

•                  Heart attack. In November, the company published its discovery of a variant in the gene encoding LTA4H conferring increased risk of heart attack. The link between the variant, known as HapK, and increased risk of heart attack, first made in Iceland, was confirmed in studies of three cohorts in the United States. In Icelanders and in Americans of European origin the at-risk version of the gene is quite common and confers a moderate increase in risk of the disease. The variant occurs much less frequently in African Americans but more than triples the risk of heart attack.

•                  Type 2 Diabetes. Earlier this year deCODE reported the discovery of the most significant genetic risk factor for type 2 diabetes (T2D) found to date. More than one third of individuals in the populations studied carry one copy of the at-risk variant and are at an approximately 45% greater risk of the disease than are controls; 7% carry two copies and are at a 141% greater risk. The original finding was made in Iceland and was subsequently confirmed in studies in Denmark and the United States. The variant is in a gene on chromosome 10 encoding a protein called transcription factor 7-like 2 (TCF7L2). The company is employing the discovery in its diagnostic and drug discovery programs in T2D.

Personnel

•                  Dan Hartman. In July, deCODE announced the appointment of Daniel Hartman, MD, as Senior Vice President of Product Development. Dr. Hartman came to deCODE from Pfizer, where he held senior clinical development positions.

•                  Linda Buck. Dr. Linda Buck joined deCODE’s Board of Directors in November 2005. Dr. Buck, who received a Nobel Prize in physiology or medicine in 2004 for her discoveries on the workings of the olfactory system, is Associate Director of the Basic Sciences Division at Fred Hutchinson Cancer Research Center in Seattle and is a Howard Hughes Medical Institute investigator. She also is an affiliate professor of physiology and biophysics at the University of Washington.

About deCODE
deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information
A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss the past year’s financial results and recent operating highlights, will be webcast tomorrow, Tuesday, March 7, at 8:00am EST/1:00pm GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.fulldisclosure.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 820970.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations

	For the three months ended December 31,		For the full-year ended December 31,
	2005	2004	2005	2004
	in thousands, except share and per share amounts (unaudited)
Revenue	$9,798	$11,188	$43,955	$42,127
OPERATING EXPENSES
Cost of revenue, including collaborative revenue.	10,181	11,486	37,263	43,407
Research and development — proprietary programs	13,679	8,749	43,748	24,942
Selling, general and administrative	6,426	5,996	20,118	20,187
Total operating expense	30,286	26,231	101,129	88,536
Operating loss	(20,488)	(15,043)	(57,174)	(46,409)
Interest income	2,113	997	6,397	2,903
Interest expense	(1,709)	(2,955)	(7,484)	(8,983)
Other non-operating income and (expense), net	(1,028)	(2,437)	(4,489)	(4,766)
Net loss	$(21,112)	$(19,438)	$(62,750)	$(57,255)
Basic and diluted net loss per share:	$(0.39)	$(0.36)	$(1.17)	$(1.07)
Shares used in computing basic and diluted net loss per share	53,932,268	53,616,548	53,823,999	53,422,931

Condensed Consolidated Balance Sheet Data

	At December 31, 2005	At December 31, 2004
	in thousands (unaudited)
Cash and investments, including restricted cash	$155,554	$198,320
Total assets	206,758	288,252
Total liabilities	216,095	235,856
Total shareholders’ equity	(9,337)	52,396